Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FIRST QUARTER OF FISCAL 2019

Red Bank, N.J.  January 31, 2019  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.22 per unit for the first quarter of fiscal 2019, payable on February 27, 2019 to holders of record on February 15, 2019. Natural gas sold during the fourth calendar quarter of 2018 is the primary source of royalty income on which the February 2019 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.22 per unit is 29.41%, or $0.05 per unit, higher than the distribution of $0.17 per unit for the first quarter of fiscal 2018. Specific details will be available in the earnings press release scheduled for publication on or about February 15, 2019.

The table below shows an estimate of the amount of royalties anticipated to be received in the second quarter of fiscal 2019 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2018. Amounts in dollars are based on the current exchange rate of 1.141747. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. Distributions are based on royalty income received less expenses incurred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
February	Euros 660,288	$753,882	$0.0820
March	Euros 660,288	$753,882	$0.0820
April	Euros 660,288	$753,882	$0.0820

The cumulative 12-month distribution, which includes this February 2019 distribution and the three prior quarterly distributions, is $0.75 per unit. This 12-month cumulative distribution is 3.85% or $0.03 per unit lower than the prior 12-month distribution of $0.78 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.